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                                                                    EXHIBIT 3.74

               AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

                                       OF

                          SCD SHARING PARTNERSHIP, LP.

      This Amended and Restated Limited Partnership Agreement (this "Agreement") of SCD Sharing Partnership, LP. (the "Partnership") dated as of February 14,2005 is entered into by and between Valor Communications Group, Inc., a Delaware corporation ("VCG", and in its capacity as general partner, the "General Partner"), as general partner and as a limited partner, and DCS Holding Company, a Delaware corporation ("DCS", and together with VCG in its capacity as a limited partner, the "Limited Partners"), as a limited partner. The General Partner and the Limited Partners are hereinafter referred to collectively as the "Partners".

      WHEREAS, SCD Sharing Partnership, LP. was formed, in accordance with the Delaware Revised Uniform Limited Partnership Act, as such statute may be amended from time to time (6 Del. C. ss. 17-101, et seq.) (the "Delaware Act"), by the filing of a Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware on July 27, 2000 and the entering into of a Limited Partnership Agreement dated as of October 12, 2000 (the "Original Agreement") between Welsh, Carson, Anderson & Stowe VIII, LP. ("WCAS VIII"), WCAS VIII Associates LLC ("Associates"), and DCS;

      WHEREAS, WCAS VIII and Associates sold, assigned and transferred their interests in the Partnership to VCG pursuant to that certain Contribution Agreement dated as of the date hereof by and among WCAS VIII, Associates and VCG; and

      WHEREAS, the parties hereto desire to enter into this Agreement to amend and restate in its entirety the Original Agreement;

      NOW THEREFORE, the parties hereto, wishing to associate themselves as partners of the Partnership, with VCG as the sole general partner and each of the Limited Partners as the limited partners of the Partnership, in consideration of the premises and the mutual covenants and agreements herein set forth, hereby agree as follows:

      1. Name. The name of the Partnership is SCD Sharing Partnership, LP.

      2. Purpose. The Partnership is organized for all purposes and may engage in all activities permitted under the Act.

      3. Registered Office; Principal Office. The registered office of the Partnership in the State of Delaware is at the offices of Corporation Service Company, 1013 Centre Road, Wilmington, County of New Castle, or such other place within the State of Delaware as the General Partner may in its absolute discretion designate from time to time. The principal office of the Partnership is at c/o Valor Communications Group, Inc., 201 E. John Carpenter Freeway, Suite 200, Irving, Texas 75062, or such other place as the General Partner may in its absolute discretion designate from time to time.

      4. Partners. The names and business addresses of the Partners are as follows:

            General Partner

            Valor Communications Group, Inc.
            201 E. John Carpenter Freeway, Suite 200
            Irving, Texas 75062

            Limited Partners

            DCS Holding Co.
            201 E. John Carpenter Freeway, Suite 200
            Irving, Texas 75062

            Valor Communications Group, Inc.
            201 E. John Carpenter Freeway, Suite 200
            Irving, Texas 75062

      5. Powers. The powers of the General Partner include all powers, statutory and otherwise, processed by general partners under the laws of the State of Delaware. All matters concerning the allocation of profits, gains and losses among the Partners including the taxes thereon, and accounting procedures, not specifically and expressly provided for the terms of this Agreement shall be determined by the General Partner, whose reasonably determination shall be final and conclusive as to all the Partners. The General Partner shall be the tax matters partner and, as such, shall assume all the rights and duties of "Tax Matters Partner" as set forth in the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

                                       2
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      6. Term. This Agreement shall take effect on the date first above written.
The term of the Partnership shall commence at the time and on the date the Certificate of Limited Partnership was duly filed and recorded in the office of the Secretary of State of the State of Delaware, and shall continue until terminated in accordance with Section 12 hereof.

      7. Liability of Partners. The names of all the Partners and the amounts of their respective contributions (including without limitation, their deemed contributions) to the capital of the Partnership (the "Capital Contributions") shall be as set forth on Schedule A hereto which shall be filed with the records of the Partnership and which may be amended from time to time by the General Partner in accordance herewith. For each Partner there shall be determined a Capital Percentage, which shall be determined for each Partner as of any date by dividing the amount of such Partner's Capital Contributions as of such date by the sum of all Capital Contributions as of such date. The Capital Percentage of each Partner shall be set forth in Schedule A hereto.

      To the extent of their respective Capital Contributions, the Partners shall share all losses, liabilities or expenses of the Partnership in the manner in which they are allocated pursuant to Section 10 below. The General Partner shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership in excess of all available assets of the Partnership.

      Notwithstanding any other provision in this Agreement, in no event shall any Limited Partner or any former Limited Partner have any liability arising from its capacity as a Limited Partner for the repayment and discharge of the debts and obligations of the Partnership; provided, however, that a Limited Partner will be liable to the Partnership for any sums distributed to it only to the extent required in Section 17-607 of the Act.

      8. Capital Contributions. The Partners of the Partnership have contributed the amounts, in cash, and no other property, to the Partnership as set forth on Schedule A.

      9. Additional Conditions. No Partner of the Partnership is required to make any additional capital contribution to the Partnership.

                                       3
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      10. Allocations of Profits and Losses. The Partnership's profits and losses shall be allocated in proportion to the Capital Contributions of the Partners.

      11. Distributions. At the time or times determined by the General Partner, the General Partner may, in its sole discretion, cause the Partnership to distribute any cash held by it. Any cash distributed to the Partners of the Partnership shall be distributed in proportion to capital account balances of the Partners as of the date of such distribution.

      12. Duration, Dissolution and Extension.

            (a) The Partnership shall terminate on June 30, 2025, subject to the provisions for extension or earlier dissolution contained in this Section 12(a). Early dissolution of the Partnership shall occur at such time as may be specified by the General Partner in a written notice of early dissolution given to all Limited Partners. The Partnership's term shall be automatically extended for any period of that the General Partner determines, in its sole discretion.

            (b) The death, insanity or dissolution of a Limited Partner shall not dissolve the Partnership. In the event of the death, insanity or dissolution of a Limited Partner, the interest of such Limited Partner shall continue at the risk of the Partnership business until the termination of the Partnership, at which time his or its legal representatives shall be entitled to received such amount as he or it would have been entitled to receive had he or it not died, become insane or dissolved. Except as may otherwise be provided in the Act as in effect from time to time, the legal representatives of a Limited Partner who dies, becomes insane or dissolved shall not entitled to give or withhold any consent required to be given by the holders of Capital Percentages under this Agreement, and the Capital Percentage of any such Limited Partner shall be disregarded in determining whether any required consent has been obtained.

      13. Withdrawal. No right is given to any Partner of the Partnership to withdraw from the Partnership.

                                       4
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      14. Additional Partners.

            (a) Without the approval of the Limited Partners, the General Partner may admit additional limited partners to the Partnership.

            (b) After the admission of any additional limited partners pursuant to this Section 14, the Partnership shall continue as a limited partnership under the Act.

            (c) The admission of additional limited partners to the Partnership pursuant to this Section 14 shall be accomplished by the amendment of this Agreement of Limited Partnership and, if required by the Act, the filing of an appropriate amendment of the Partnership's Certificate of Limited Partnership in the office of the Secretary of State of Delaware.

      15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

                                  * * * * * * *

                                       5
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      IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement of Limited Partnership as of the 14th day of February, 2005.

                                                GENERAL PARTNER:

                                                VALOR COMMUNICATIONS GROUP, INC.

                                                By:  /s/ John J. Mueller
                                                     ---------------------------
                                                     Name:
                                                     Title:

                                                LIMITED PARTNER:

                                                DCS HOLDING CO.

                                                By:  /s/ John J. Mueller
                                                     --------------------------
                                                     Name:
                                                     Title:

                                                VALOR COMMUNICATIONS GROUP, INC.

                                                By:  /s/ John J. Mueller
                                                     --------------------------
                                                     Name:
                                                     Title:

                                   SCHEDULE A
                              CAPITAL CONTRIBUTION

                                                  CAPITAL              CAPITAL
                                               CONTRIBUTION          PERCENTAGE
                                               ---------------       ----------
GENERAL PARTNER

Valor Communications Group, Inc.               $     1,235,580           1.0000%
      Subtotal: General Partner                $     1.235.580           1.0000%
                                               ===============       ==========

LIMITED PARTNERS
DCS Holding Co.                                $   115,265,555          93.2886%
Valor Communications Group, Inc.               $     7,056,865           5.7114%
      Subtotal: Limited Partners               $   122,322.420           99.000%
                                               ---------------       ----------
              TOTAL:  ALL PARTNERS             $   123,558.000          100.000%
                                               ===============       ==========

                                      A-1